EXHIBIT 99.1

Dermata Therapeutics Provides Corporate Update and Reports Third Quarter 2024 Financial Results

- Dermata nears completion of enrollment in its DMT310 Phase 3 Spongilla Treatment of Acne Research (STAR-1) clinical trial -

- Dermata continues discussions with potential botulinum toxin partners for DMT410 -

- Raised $5.1 million in gross proceeds from financings completed in 3Q 2024 –

SAN DIEGO, CA, November 13, 2024 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a late-stage biotechnology company focused on the treatment of medical and aesthetic skin diseases and conditions, today highlighted recent corporate progress and reported financial results for the third quarter ended September 30, 2024.

“The third quarter was a busy time for our team as we approach completing enrollment in our DMT310 Phase 3 STAR-1 study and were able to raise funds, which we believe will allow us to reach the topline data readout in the STAR-1 study in the first quarter of 2025,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “We believe patients deserve an acne treatment that is safe, well-tolerated, applied only once-a-week, with a significant 45% reduction in inflammatory lesions after just four applications, as seen in our DMT310 Phase 2b acne study. With many unique features and benefits, we believe DMT310 can cause a paradigm shift in the treatment of moderate-to-severe acne, if approved,” concluded Mr. Proehl.

Corporate Highlights

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Achieved 50% enrollment in its DMT310 Phase 3 STAR-1 clinical trial in moderate-to-severe acne. After achieving the 50% enrollment milestone in July 2024, Dermata expects to receive topline results from the STAR-1 study in the first quarter of 2025. STAR-1 is the first of two Phase 3 clinical trials, including a long-term extension study, which the Company will need to complete prior to filing a new drug application with the U.S. Food and Drug Administration.

•	Raised $7.8 million in gross proceeds during 2024. The funds raised during 2024, along with the Company’s existing cash, is expected to fund its operations into the second quarter of 2025.

Anticipated Upcoming Milestones

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Complete enrollment in its DMT310 Phase 3 STAR-1 clinical trial in moderate-to-severe acne. Dermata expects to complete enrollment in the STAR-1 study by the end of 2024 and plans to announce topline results from the DMT310 Phase 3 STAR-1 study in the first quarter of 2025.

•

DMT410 Partnership Discussions. The Company continues to make progress on partnership discussions for its DMT410 program for the topical delivery of botulinum toxin. DMT410 is the Company’s combination treatment regimen that uses the unique mechanical features of the Company’s DMT310 product to facilitate the intradermal delivery of botulinum toxin by topical application rather than through multiple injections with a needle. The Company believes DMT410 has the potential be to a first-in-class treatment for hyperhidrosis, acne, and facial aesthetics.

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Dermata Conference Participation

•	Life Sciences Investor Forum
o	Date: Thursday, November 14, 2024
o	Time: 12:00pm ET
o	Link: https://bit.ly/3NuUDa4
•	H.C. Wainwright 26th Annual Global Investment Conference
•	2024 Maxim Healthcare Virtual Summit

Third Quarter 2024 Financial Results

As of September 30, 2024, the Company had $6.1 million in cash and cash equivalents, compared to $7.4 million as of December 31, 2023. The $1.3 million decrease in cash and cash equivalents for the nine months ended September 30, 2024, resulted from $8.2 million of cash used in operations offset by $7.0 million in net financing proceeds. The Company expects its current cash resources to be sufficient to fund operations into the second quarter of 2025.

Research and development expenses were $2.4 million for the quarter ended September 30, 2024, compared to $0.9 million for the quarter ended September 30, 2023. The increase in research and development expense was the result of increased clinical trial expenses from the Company’s STAR-1 clinical study, offset by decreased non-clinical and chemistry, manufacturing, and control expenses during the third quarter of 2024.

General and administrative expenses were $0.8 million for the quarter ended September 30, 2024, compared to $0.9 million for the quarter ended September 30, 2023. The decrease in general and administrative expenses was the result of decreased insurance costs.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a late-stage biotechnology company focusing on the treatment of medical and aesthetic skin diseases and conditions. The Company's lead product candidate, DMT310, is the Company’s first product candidate being developed from its Spongilla technology platform and is currently being evaluated in a Phase 3 program. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 has been studied for the treatment of acne, rosacea, and psoriasis. The Company's second program, DMT410, uses its DMT310 product as a new method for topical intradermal delivery of botulinum toxin for the treatment of hyperhidrosis and multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

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Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company's current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but are not limited to, statements related to: expectations with regard to the timing of meetings and/or responses from submissions with regulatory bodies; expectations with regard to the timing of submission of an NDA; the uncertainties inherent in clinical trials including enrolling an adequate number of patients on time or be completed on schedule, if at all; timing and ability to generate clinical data; expectations with regard to any potential partnership opportunities for any of the Company's product candidates; the Company's expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; the success, cost, and timing of its product candidates DMT310 and DMT410 development activities and ongoing and planned clinical trials; and whether the results of any ongoing or planned clinical trials of DMT310 or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval, and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

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DERMATA THERAPEUTICS, INC.

Balance Sheets

	September, 2024	December 31, 2023
In thousands USD	(unaudited)
Assets
Cash and cash equivalents	$6,144	$7,438
Prepaid expenses and other current assets	543	541
Total assets	6,687	7,979
Liabilities
Accounts payable	864	866
Accrued liabilities	1,082	757
Total liabilities	1,946	1,623
Equity	4,741	6,356
Total liabilities and equity	$6,687	$7,979

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DERMATA THERAPEUTICS, INC.

Statements of Operations

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
In thousands, except share and per share data
Operating expenses
Research and development (1)	$2,401	$903	$6,011	$2,935
General and administrative (1)	824	909	3,302	2,887
Total operating expenses	3,225	1,812	9,313	5,822
Loss from operations	(3,225)	(1,812)	(9,313)	(5,822)
Interest income, net	52	93	176	161
Net loss	$(3,173)	$(1,719)	$(9,137)	$(5,661)

Net loss per common share, basic and diluted	$(2.04)	$(8.09)	$(10.22)	$(36.91)
Weighted average common shares outstanding, basic and diluted	1,554,680	212,544	894,168	153,380

(1) Includes the following stock-based compensation expense
Research and development	$5	$48	$247	$145
General and administrative	$16	$83	$381	$248

Investors:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com

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